Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-32729, No. 333-47687 and No. 333-66054) of Tidewater Inc. of our report dated April 19, 2004, with respect to the 2004 consolidated financial statements and schedule of Tidewater Inc. included in the Annual Report (Form 10-K) for the year ended March 31, 2006.

/s/ Ernst & Young LLP

New Orleans, Louisiana

May 25, 2006